Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES REPORTS FISCAL 2023 FIRST QUARTER NET INCOME PER SHARE ATTRIBUTABLE TO REX COMMON SHAREHOLDERS OF $0.30

Publishes Inaugural Sustainability Report

Dayton, Ohio, (May 25, 2023) -- REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2023 first quarter (“Q1 ‘23”) ended April 30, 2023. REX management will host a conference call and webcast today at 11:00 a.m. ET.

Conference Call:	212/231-2905
Webcast / Replay URL:	www.rexamerican.com
The webcast will be available for replay for 30 days.

REX American Resources’ Q1 ‘23 results principally reflect its interests in six ethanol production facilities. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, while the four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates.

REX’s Q1 ‘23 net sales and revenue rose 9.5% to $212.7 million from $194.2 million in Q1 ‘22. The year-over-year net sales and revenue increase primarily reflects an increase in the quantities sold of ethanol, dried distillers grains and distillers corn oil as well as higher prices for dried and modified distillers grains. Q1 ‘23 gross profit increased 26.2% to $15.0 million, from $11.9 million in Q1 ‘22, while SG&A increased to $10.6 million. This led to Q1 ‘23 income before income taxes and non-controlling interests of $8.7 million, compared with $8.8 million in the comparable year ago period.

Net income attributable to REX shareholders was $5.2 million in both Q1 ‘23 and Q1 ‘22. Q1 ‘23 basic and diluted net income per share attributable to REX common shareholders was $0.30, compared to $0.29 per share in Q1 ‘22. Per share results for Q1 ‘23 and Q1 ‘22 are based on 17,439,000 and 17,836,000 diluted weighted average shares outstanding, respectively, reflecting the Company’s 3-for-1 common stock split effected August 5, 2022.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “Our first quarter results mark our eleventh consecutive quarter of profitability as we have consistently offset challenges related to the industry and economy. The first quarter results reflect the positive trends across our operating margins as the quarter progressed as well as the continued disciplined and efficient operation of our plants.

REX American Resources Q1 ‘23 Results, 5/25/23	page 2

“We recently published REX’s inaugural Sustainability Report which is available on our website and highlights our commitment to addressing the sustainable economy and our social responsibilities. We continue to strategically invest in initiatives that we expect will generate attractive rates of return, including enhanced production and energy efficiency at our plants, which are intended to reduce the carbon intensity of our plants. In addition, we continue to advance our One Earth carbon capture project and remain excited by the significant opportunities this initiative holds. Our NuGen Energy facility recently reached an agreement to be part of Summit Carbon Solutions’ carbon capture and storage pipeline, which we believe will further advance our sustainability goals.

“Our healthy financial foundation, company-wide focus on operational excellence and the effectiveness of our plant operations teams reinforce our confidence in our ability to extend our long track record of leading industry results. As we look to the balance of fiscal 2023 and beyond, we intend to continue our strategic investments in the efficiency and capacity of our plants and moving our carbon capture and sequestration initiatives forward.”

Balance Sheet

As of April 30, 2023, REX had cash and cash equivalents and short-term investments of $265.8 million, $34.2 million of which was at the parent company, and $231.6 million of which was at its consolidated production facilities. This compares with cash, cash equivalents and short-term investments at January 31, 2023, of $280.9 million, $42.1 million of which was at the parent company, and $238.8 million of which was at its consolidated ethanol production facilities.

The following table summarizes select data related to REX’s

consolidated alternative energy interests:

	Three Months Ended April 30,
	2023	2022
Average selling price per gallon of ethanol	$2.21	$2.28
Average selling price per ton of dried distillers grains	$244.85	$218.90
Average selling price per pound of distillers corn oil	$0.63	$0.63
Average selling price per ton of modified distillers grains	$127.58	$118.09

Ethanol gallons sold (in millions)	71.5	64.5

First Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today to discuss the quarterly results and will host a question and answer session. The dial in number for the audio conference call is 212/231-2905 (domestic and international callers). Participants can also listen to a live webcast of the call on the Company’s website at, www.rexamerican.com. A webcast replay will be available for 30 days following the live event.

REX American Resources Q1 ‘23 Results, 5/25/23	page 3

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 688 million gallons of ethanol over the twelve-month period ended April 30, 2023. REX’s effective ownership of the trailing twelve-month gallons shipped (for the twelve months ended April 30, 2023) by the ethanol production facilities in which it has ownership interests was approximately 266 million gallons. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the effect of pandemics such as COVID-19 on the Company’s business operations, including impacts on supplies, demand, personnel and other factors, the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, distillers corn oil, commodity market risk, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, logistical interruptions, changes in the international, national or regional economies, the impact of inflation, the ability to attract employees, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:

Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500 / rex@jcir.com

REX American Resources Q1 ‘23 Results, 5/25/23	page 4

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three Months Ended April 30,
	2023	2022
Net sales and revenue	$212,714	$194,228
Cost of sales	197,685	182,316
Gross profit	15,029	11,912
Selling, general and administrative expenses	(10,632)	(5,203)
Equity in income of unconsolidated ethanol affiliates	1,490	1,951
Interest and other income, net	2,801	174
Income before income taxes and noncontrolling interests	8,688	8,834
Provision for income taxes	(1,988)	(1,848)
Net income	6,700	6,986
Net income attributable to noncontrolling interests	(1,464)	(1,804)
Net income attributable to REX common shareholders	$5,236	$5,182

Weighted average shares outstanding - basic and diluted	17,439	17,836

Basic and diluted net income per share attributable to REX common shareholders	$0.30	$0.29

- balance sheets follow -

REX American Resources Q1 ‘23 Results, 5/25/23	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)
Unaudited

ASSETS:	April 30, 2023	January 31, 2023
CURRENT ASSETS:
Cash and cash equivalents	$77,667	$69,612
Short-term investments	188,143	211,331
Restricted cash	3,379	1,735
Accounts receivable	29,217	25,162
Inventory	41,299	48,744
Refundable income taxes	4,983	2,962
Prepaid expenses and other	16,268	13,098
Total current assets	360,956	372,644
Property and equipment, net	135,125	135,497
Operating lease right-of-use assets	13,907	15,214
Deferred taxes and other assets	22,018	23,179
Equity method investment	34,535	33,045
TOTAL ASSETS	$566,541	$579,579
LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Accounts payable - trade	$17,874	$34,091
Current operating lease liabilities	5,142	5,180
Accrued expenses and other current liabilities	13,173	15,328
Total current liabilities	36,189	54,599
LONG-TERM LIABILITIES:
Deferred taxes	1,097	1,097
Long-term operating lease liabilities	8,696	9,855
Other long-term liabilities	3,158	3,034
Total long-term liabilities	12,951	13,986
EQUITY:
REX shareholders’ equity:
Common stock	299	299
Paid-in capital	940	578
Retained earnings	646,062	640,826
Treasury stock	(193,660)	(193,721)
Total REX shareholders’ equity	453,641	447,982
Noncontrolling interests	63,760	63,012
Total equity	517,401	510,994
TOTAL LIABILITIES AND EQUITY	$566,541	$579,579

- statements of cash flows follow -

REX American Resources Q1 ‘23 Results, 5/25/23	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Three Months Ended April 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including noncontrolling interests	$6,700	$6,986
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	4,420	4,459
Amortization of operating lease right-of-use assets	1,334	1,430
Income from equity method investments	(1,490)	(1,951)
Interest income from investments	(2,052)	(148)
Deferred income taxes	1,342	1,161
Stock based compensation expense	612	218
(Gain) loss on sale of property and equipment - net	(10)	5
Changes in assets and liabilities:
Accounts receivable	(4,055)	381
Inventories	7,445	(14,163)
Refundable income taxes	(2,021)	581
Other assets	(3,342)	(3,529)
Accounts payable - trade	(16,066)	(13,233)
Other liabilities	(3,444)	124
Net cash used in operating activities	(10,627)	(17,679)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(4,199)	(1,462)
Purchase of short-term investments	(102,348)	(161,599)
Sale of short-term investments	127,588	20,278
Deposits	(9)	-
Proceeds from sale of real estate and property and equipment	10	-
Net cash provided by (used in) investing activities	21,042	(142,783)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments to noncontrolling interests holders	(716)	(1)
Net cash used in financing activities	(716)	(1)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	9,699	(160,463)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH - Beginning of period	71,347	232,068
CASH, CASH EQUIVALENTS AND RESTRICTED CASH - End of period	$81,046	$71,605

Non-cash financing activities - Stock awards accrued	$189	$174
Non-cash investing activities - Accrued capital expenditures	$274	$205
Right-of-use assets acquired and liabilities incurred upon lease execution	$97	$3,460

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